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                                                           Exhibit 23



                         Consent of Independent Auditors


The Board of Directors
Trigon Healthcare, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-22463) on Form S-8 of Trigon Healthcare, Inc. of our report dated June 9, 2000, relating to the statements of net assets available for benefits of the Employees' Thrift Plan of Trigon Insurance Company as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended, which report is included in this Form 11-K of Trigon Healthcare, Inc.

/s/ KPMG LLP

Richmond, Virginia
June 26, 2000